                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K
                                 CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                        DATE OF REPORT -- March 14, 1995
                       (Date of earliest event reported)

                               MEDIQ INCORPORATED
             (Exact name of Registrant as specified in its charter)

              DELAWARE                               1-8147                              51-0219413
      (State of incorporation)              (Commission file number)                   (IRS employer
                                                                                   identification number)

                     ONE MEDIQ PLAZA, PENNSAUKEN, NJ 08110
               (Address of principal executive offices, zip code)

                            AREA CODE (609) 665-9300
                               (Telephone number)

ITEM 5. OTHER EVENTS.

     The Registrant announced on March 14, 1995 that it received an offer from members of MEDIQ management to acquire all of the outstanding common and preferred stock and repay or assume all debt of MEDIQ and its subsidiaries in a transaction valued at approximately $437 million. The offer is in response to the strategic plan to enhance stockholder value adopted by the MEDIQ Board of Directors and has been referred to the Special Committee of the Board appointed for this specific purpose.

     The offer proposes to pay stockholders $6.87 per share of common and preferred stock consisting of $4.00 in cash and $2.87, representing the current market value on a per share basis of MEDIQ's publicly traded equity interests in MMI Medical, Inc. (NASDAQ:MMIM), NutraMax Products, Inc. (NASDAQ:NMPC), and PCI Services, Inc. (NASDAQ:PCIS), and the face value of a note receivable from Mental Health Management, Inc. (AMEX: MHM). The offer proposes distributing the equity interests and note either directly to MEDIQ stockholders or to a liquidating trust for the benefit of MEDIQ stockholders.

     The offer is conditioned upon negotiating and executing a mutually acceptable merger agreement by April 14, 1995, and is subject to certain other customary conditions including financing, and among other matters specifically encourages the Special Committee of the Board to continue to solicit other acquisition proposals from interested parties.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

                                                                                                                       PAGE
                                                                                                                       -----
(c)        Exhibits
99         Press Release, dated March 14, 1995

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MEDIQ Incorporated____________________
                                          (Registrant)

                                          /S/__MICHAEL F. SANDLER_______________
                                          Michael F. Sandler
                                          Senior Vice President -- Finance
                                            & Chief Financial Officer

Date: January 25, 1995